UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No. )

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Endeavour International Corporation

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Endeavour Sends Letter to Stockholders

Urges Stockholders to Vote the WHITE Proxy Card Today

HOUSTON, May 14, 2014 — Endeavour International Corporation (NYSE: END) (LSE: ENDV) today announced that it is mailing a letter to stockholders in connection with the 2014 Annual Meeting of Stockholders scheduled for May 22, 2014.

The Endeavour Board of Directors unanimously recommends that stockholders sign, date and return the WHITE proxy card and discard any materials they may receive from Talisman Group Investments, LLC.

The full text of the letter follows:

May 14, 2014

Dear Fellow Endeavour Stockholder:

At our 2014 Annual Meeting of Stockholders on May 22, you will have the opportunity to make an important decision regarding the future of your investment in Endeavour. As we mentioned in our letters to you on May 6 and again on May 12, a dissident, Talisman Group Investments, LLC and its affiliates (collectively, “Talisman”), is seeking to install its Chief Executive Officer, Jason Kalisman, on Endeavour’s Board in place of our current lead director, John B. Connally III, who is one of our most highly qualified directors with over 40 years of industry experience.

We ask that you carefully consider which director nominees have the experience in, and knowledge of, our industry and business that qualifies them to serve on your Board, and whose interests are truly aligned with those of ALL Endeavour stockholders.

YOUR BOARD HAS A CLEAR STRATEGY TO DRIVE STOCKHOLDER VALUE

Endeavour’s Board and management team have laid out a clear and achievable strategy to drive long-term stockholder value. As you know, despite attractive assets in the North Sea, given our non-operator status we have unfortunately been subject to certain platform, pipeline and operational issues from our partners that have resulted in less production from these key assets than what we expect in the future. Endeavour’s stock price reached almost $7.00 earlier this year before we experienced some of these operational difficulties at our Rochelle asset in the North Sea, which is now on line and expected to drive significant results and stock appreciation going forward.

Despite this challenging environment, your Board of Directors and management team have continued to deliver and execute on our strategic plan. Specifically, Endeavour’s management, working closely with the Board of Directors, has recently completed a number of actions that will help to maximize the value of your investment, including:

•	Concluded a strategic review and determined that it was in the best interest of stockholders to stay the course and continue to execute our strategic plan, rather than, for example, disposing of assets or businesses at less than favorable valuations;

•	Increased production by 126% year-over-year;

•	Increased adjusted EBITDA by 157% year-over-year;

•	Entered into what we believe is the first ever monetary production payment in the U.K. for $175 million in the first quarter of 2013 for a portion of production from Alba field, increasing liquidity to fund our development program at Rochelle;

•	Closed our London office and consolidated technical teams in Aberdeen, Scotland resulting in an expected annual cash savings of $15 to $20 million; and

•	Refinanced our term loan and procurement agreements at a significantly lower cost, a combined interest rate reduction of approximately 4.75% (from 13% to approximately 8.25%).

KALISMAN HAS NO REAL PLAN FOR ENDEAVOUR

Your Board and management team are executing a strategic plan to strengthen Endeavour’s balance sheet and leverage its portfolio of high-value assets. By contrast, Kalisman’s short-sighted proposal to sell off our U.S. assets, their only concrete strategic suggestion, demonstrates their lack of understanding of our business, ignorance of the Company’s recent actions, and, most importantly, their failure to realize the significant value that could be created once the U.S. team progresses the assets to the “proof of concept” phase.

KALISMAN HAS NO INDUSTRY EXPERIENCE AND WOULD BRING A TRACK

RECORD OF POOR GOVERNANCE TO ENDEAVOUR’S BOARD

Mr. Kalisman has no previous experience in the oil and gas industry, let alone in the challenging U.K. North Sea, or even in oil and gas financial transactions. If elected, Mr. Kalisman would be replacing our lead independent director, John B. Connally III, who has over 40 years of industry experience. Furthermore, Mr. Kalisman’s only prior public company board experience, and for a period of barely three years, has been on the Morgans Hotel Group Board of Directors, where he has served as the Chairman since June 2013. The Kalisman-led Board of Morgans has been criticized recently for questionable governance practices and as being “unresponsive to shareholders.”

KALISMAN MISREPRESENTED NUMEROUS FACTS IN HIS MATERIALS FOR

STOCKHOLDERS

As we previously warned stockholders, Kalisman has misrepresented the facts since his campaign began. On three separate occasions, the SEC required that Talisman correct numerous misstatements in their proxy statement before it could be mailed. Several of these misstatements were so egregious that the SEC required Talisman to dedicate an entire section of their definitive proxy statement to publicly retract these statements. These mischaracterizations included, among other things:

•	Fabricating instances of direct communication with the Company regarding its business strategy and Board composition;

•	Making false claims regarding Endeavour’s stock market valuation;

•	Inaccurately depicting the Company’s disclosures and characterizations regarding its private financing transaction;

•	Making misleading comments regarding valuation of our U.S. assets;

•	Misrepresenting Endeavour’s liquidity and capital commitments relating to certain North Sea wells; and

•	Other statements impugning the character, integrity or personal reputation of the Company’s management and Board.

We believe that the sheer volume of these errors speaks for itself. We believe Kalisman’s harmful plan for Endeavour, his lack of any industry experience and his poor corporate governance track record make him unqualified to sit on our board.

KALISMAN IS BEING SUED BY A FELLOW ENDEAVOUR STOCKHOLDER

On May 13, an Endeavour stockholder filed a lawsuit against Talisman and its affiliates led by Mr. Kalisman, accusing them of violating Section 13 and Section 16 of the Securities Exchange Act of 1934 by secretly increasing their stake in Endeavour, without timely notification to the SEC and the public, through the purchase of certain types of options with the intent to influence control of Endeavour. According to the complaint, Talisman’s tactics have resulted in significant short-swing profits of “at least $1.5 million” – for the unique benefit of Talisman, excluding other Endeavour stockholders – in connection with their agitations regarding Endeavour. We believe the allegations in this lawsuit demonstrate Talisman’s self-serving and short-term goals regarding its investment in our Company.

YOUR BOARD OF DIRECTORS HAS DEMONSTRATED A COMMITMENT TO

GOOD CORPORATE GOVERNANCE

The Endeavour Board regularly engages with stockholders and frequently reviews the Board’s composition and best practices. Board turnover is close to 60% over the past three years. In fact, William Lancaster, one of the Company’s nominees for the upcoming Annual Meeting, was initially recommended to us last year by one of our largest stockholders at the time, underscoring the Board’s willingness to listen to and act on input from our stockholders. Furthermore, the majority of compensation for Endeavour executives is performance-based and not guaranteed. In 2013, annual incentive bonus and other performance-based long-term incentives were 80% of our CEO’s total target compensation.

As owners of more than 6% of the Company’s common stock, the interests of your Board and management team are directly aligned with those of ALL Endeavour stockholders.

VOTE THE WHITE PROXY CARD TODAY

Your Board unanimously recommends stockholders vote FOR your Board of Director’s experienced and highly qualified director nominees on the WHITE proxy card today.

Your vote is extremely important, no matter how many or how few shares you own. If you have voted a gold proxy card from Talisman, a later dated WHITE proxy card will revoke that vote. We urge you to make your voice heard by voting online, by telephone or by signing and dating the enclosed WHITE proxy card and returning it in the postage-paid envelope provided. Please vote each and every WHITE proxy card you receive.

Sincerely,

/s/ William L. Transier

William L. Transier

Chairman, Chief Executive Officer and President

If you have any questions or require any assistance with voting your shares, or if you need additional copies of the proxy materials, please contact:

MORROW & CO., LLC

470 West Avenue

Stamford, CT 06902

Stockholders May Call Toll-Free: (855) 223-1287

Banks & Brokers May Call Collect: (203) 658-9400

Email: endeavourinfo@morrowco.com

Forward-looking Statements

This letter contains certain “forward-looking statements,” as such term is defined in Section 21E of the Securities Exchange Act of 1934, as amended, relating to future events and the financial performance of Endeavour. Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that the actual events or performance will differ materially from such predictions as a result of certain risk factors. As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as to management’s plans, assumptions and expectations as of the date hereof. Please refer to Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014, Form 10-K/A filed on March 21, 2014 and other filings for a discussion of material risk factors. Endeavour disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

About Endeavour International Corporation

Endeavour International Corporation is an international oil and gas exploration and production company focused on the acquisition, exploration and development of energy reserves in the North Sea and United States. For more information, visit www.endeavourcorp.com.

Important Additional Information

Endeavour, its directors, director nominees and certain of its executive officers are participants in the solicitation of proxies from Endeavour’s stockholders in connection with Endeavour’s 2014 Annual Meeting of Stockholders. Endeavour has filed its definitive proxy statement and form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) with respect to the 2014 Annual Meeting of the Stockholders. ENDEAVOUR STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS AND SUPPLEMENTS), THE ACCOMPANYING WHITE PROXY CARD AND ALL OTHER MATERIALS FILED BY ENDEAVOUR WITH THE SEC AS THEY CONTAIN IMPORTANT INFORMATION.

Information regarding the names of Endeavour’s directors, director nominees and executive officers and their respective interests in Endeavour, by security holdings or otherwise, is set forth in Endeavour’s definitive proxy statement and other materials filed with the SEC. Additional information can also be found in Endeavour’s Annual Report on Form 10-K for the year ended December 31, 2013 filed with the SEC on March 17, 2014 and Form 10-K/A filed on March 21, 2014 and Form 10-Q for the quarter ended March 31, 2014 filed with the SEC on May 9, 2014.

These documents, including the definitive proxy statement (and any amendments or supplements thereto) and other documents filed by Endeavour with the SEC, are available for no charge at the SEC’s website at www.sec.gov and at Endeavour’s investor relations website at www.endeavourcorp.com/2014AnnualMeeting.htm.

Endeavour - Investor Relations, Darcey Matthews, 713-307-8711